Filed Pursuant to Rule 424(b)(3)
                                                File No. 33-62437


GENERAL SIGNAL CORPORATION                              DATA SWITCH CORPORATION

              SECOND SUPPLEMENT TO PROSPECTUS AND PROXY STATEMENT
                            DATED SEPTEMBER 19, 1995
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 9, 1995

    The Special Meeting of the Stockholders of Data Switch previously scheduled to be held on October 18, 1995 has been adjourned to 10:00 a.m., Thursday, November 9, 1995. No further adjournment is anticipated. The Special Meeting will be held at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut.

    At the Special Meeting, stockholders will be asked to consider and approve the proposed merger of General Signal Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of General Signal, with and into Data Switch. Pursuant to the Agreement and Plan of Merger dated May 8, 1995 among General Signal, Merger Sub and Data Switch previously circulated as an annex to the Prospectus/Proxy Statement, Data Switch stockholders will receive shares of General Signal Common Stock in exchange for their shares of Data Switch Common Stock.

    Further information regarding the transaction, including results of operations of Data Switch and General Signal for the nine (9) month period ending September 30, 1995, will be provided to Data Switch stockholders in an additional supplement to the Prospectus/Proxy Statement to be distributed as soon as practicable.

    Any questions or requests for assistance regarding the Merger or requests by Data Switch stockholders for additional copies of the Prospectus/Proxy Statement may be directed to Morrow & Co., Inc., Data Switch's information agent, toll free at (800) 662-5200.

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    THE SECURITIES ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED
BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS/PROXY STATEMENT OR THIS SUPPLEMENT THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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    The date of this supplement to the Prospectus/Proxy Statement is October 20,
1995.